Exhibit 10.12

January 10, 2022

David Benhaim

Re: Transition Agreement

Dear David:

This letter confirms the details relating to your voluntary transition from your employment with MarkForged, Inc. (the “Company”). The Company and its Board of Directors (the “Board”) sincerely appreciates your significant contributions to the Company and wishes to make this transition as smooth as possible. To that end, the agreement below (the “Agreement”) proposes an arrangement whereby you would continue your employment relationship with the Company as Senior Advisor, Technology through July 8, 2022 (the “Anticipated Separation Date”) and continue to receive your regular base salary and benefits (subject to eligibility requirements) and continue to vest in your outstanding, unvested equity awards through such date, all subject to the Conditions set forth in Section 1 of the Agreement.

The actual last day of your employment, whether it is the Anticipated Separation Date or an earlier date, is referred to herein as the “Separation Date.” The time period between the date of this letter and the Separation Date is referred to herein as the “Transition Period.”

Regardless of whether you enter into the Agreement below, the following bulleted terms and obligations apply with respect to the ending of your employment:

•
You and the Company are parties to the letter agreement by and between the Company and you, dated as of October 18, 2020 (the “Employment Agreement”). You have voluntarily resigned from your employment and, as such, the ending of your employment is not a Qualifying Termination under the Employment Agreement.
•
The Company shall pay you your base salary through the Separation Date.
•
Your eligibility to participate in the Company’s group health plans ceases on the last day of the month when the Separation Date occurs, in accordance with the terms and conditions of those plans. You may elect to continue your existing benefits under such plans in accordance with and subject to the law known as COBRA. You will be provided with information regarding COBRA under separate cover following the Separation Date. Any COBRA continuation coverage will be at your own cost. Your eligibility to participate in the Company’s other employee benefit plans and programs ceases on the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs.
•
The Company will reimburse you for any outstanding, reasonable business expenses that you have incurred or do incur on the Company’s behalf through the Separation Date,

after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

•
Any stock option(s) or any other equity awards (the “Equity Awards”) granted to you by the Company shall continue to be governed by the terms of the applicable stock option grant notice, stock option agreement or other equity award agreement, and the underlying equity incentive plan (collectively, the “Equity Documents”), including, without limitation, the time limits on exercise of any vested stock options you may have. In accordance with the Equity Documents, you will cease vesting in any Equity Awards on the Separation Date, all unvested options you hold will expire and be null and void as of the Separation Date and you shall have ninety days following the Separation Date to exercise your vested options.
•
The Registration Rights Agreement, dated July 14, 2021, the Lock-Up Agreement dated July 14, 2021, the Stock Repurchase Agreement dated July 14, 2021 the Stock Repurchase Agreement dated October 20, 2020, the Second Stock Repurchase Agreement dated December 17, 2014, the Stock Repurchase Agreement dated May 7, 2014, and the Second Amended and Restated Founder Stock Restriction Agreement dated as of May 7, 2014 remain in full force and effect (the “Preserved Agreements”).
•
You are subject to continuing obligations under your Confidentiality and Intellectual Property Assignment Agreement dated June 26, 2013 (the “Confidentiality Agreement”) and the Non-Competition and Non-Solicitation Agreement dated November 1, 2013 (the “Non-Competition and Non-Solicitation Agreement”), including, without limitation, your obligation not to use or disclose the Company’s confidential information and to abide by your non-competition and non-solicitation covenants. You also continue to be subject to the Company’s Insider Trading Policy and applicable securities laws.

Agreement

In addition to the above-described terms, you agree to advise the Company during the Transition Period and receive the associated compensation, benefits and vesting as described below if you enter into and comply with the Agreement and satisfy the Conditions.

The remainder of this letter sets forth the terms of the Agreement. With those understandings, you and the Company agree as follows:

1.
Conditions

To receive the benefits set forth in this Agreement, you must (i) enter into and comply with this Agreement; (ii) not either (A) be terminated by the Company for Cause (as defined in the Employment Agreement), or (B) resign your advisory role prior to the Anticipated Separation Date; and (iii) provide services and work cooperatively with the Company’s leadership team on a reasonable as requested basis during the Transition Period (the “Conditions”) .

2.
Transition Period; Ending of Employment
(a)
The Company will announce your transition on January 12, 2022 via a company- wide email that will acknowledge your significant contributions, explain that you are moving into the Senior Advisor, Technology role effective immediately and that, following a transition period, you will exit MarkForged on July 8, 2022 to pursue new personal and professional adventures. Employees will be instructed to direct any questions to certain named persons at the Company. You agree that your communications about your departure will be consistent with the company-wide email. You will have the ability to review the content of the company-wide email before it is distributed.
(b)
If you satisfy the Conditions, your employment with the Company, along with the compensation, benefits and vesting described in Section 2(c) below, will continue until July 8, 2022, at which time it will end. Effective on the Effective Date of this Agreement (as defined below), you will no longer serve as Chief Technology Officer of the Company and instead shall serve as a Senior Advisor, Technology for the remainder of the Transition Period. During the Transition Period, you agree to work cooperatively and professionally with the executive leadership team and the technology team on a reasonable as-needed basis to transition your duties and, if requested by the Company’s Chief Executive Officer, to provide the Company with timely advice related to the Company’s technology. For the avoidance of doubt, all of the Conditions can be satisfied by you remotely. Your access to the Company’s information systems and confidential information will be provided on an as needed only basis.
(c)
During the Transition Period, you will continue to be paid at your current base salary rate, remain eligible to participate in the Company’s group employee benefit plans (subject to the terms and conditions of such benefit plans) and continue to vest in your outstanding, unvested Equity Awards, consistent with the terms of the applicable Equity Documents, you will not be entitled to any other compensation. You acknowledge and agree that the advisory role contemplated herein during the Transition Period (subject to the Conditions) and your receipt of the associated compensation, benefits and vesting set forth above constitutes sufficient consideration to support this Agreement.
(d)
You acknowledge and agree that this Agreement supersedes the Employment Agreement and that, in any event, Good Reason (as defined in the Employment Agreement) shall not apply during the Transition Period. You further acknowledge and agree that the ending of your employment is not a Qualifying Termination under the Employment Agreement and that you are not eligible for any severance benefits thereunder or otherwise. You represent that as of the Company’s most recent payroll payment of salary or wages to you, you were fully paid for all salary or wages then due to you, and you acknowledge that you are not eligible for any other compensation from the Company, except as otherwise specified in this Agreement. Subject to satisfying the Conditions and you remaining employed by the Company on the date 2021 bonuses are paid, you will be eligible for a 2021 bonus as determined by the Company consistent with its bonus practices for other employees.
(e)
For the avoidance of doubt, if you do not satisfy the Conditions, your employment end immediately and you will not be eligible for the Transition Period and the associated compensation, benefits and vesting.

3.
Mutual Releases of Claims

In consideration for, among other terms, the opportunity to continue your at-will employment during the Transition Period and to receive the associated compensation, benefits and vesting set forth herein, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, board observers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•
relating to your employment by and separation from employment with the Company;
•
of wrongful discharge or violation of public policy;
•
of breach of contract;
•
of defamation or other torts;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Massachusetts Fair Employment Practices Act and the Florida Civil Rights Act);
•
under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act or the Family and Medical Leave Act);
•
for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148- 150C, or otherwise; and
•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect any rights you may have under the Company’s Section 401(k) plan, under this Agreement or to indemnification pursuant to the Company’s governance documents, any indemnification agreement between you and the Company (the “Indemnification Agreement”) or any directors’ and officers’ insurance liability policy, nor release any Claims that cannot be released as a matter of law.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

In consideration for your release of claims and your willingness to serve as a Senior Advisor and assist the Company through this transition, the Company hereby releases and forever discharges you and your legal representatives, from all claims, liabilities, obligations, and/or causes of action of every kind, nature, and character, known or unknown, suspected and unsuspected, disclosed and undisclosed that the Company may now have, or has ever had, against you, up to and including the execution date of this Agreement, provided that nothing in this release limits, releases or waives: (i) any of the Company’s rights under this Agreement or any of the Preserved Agreements (including for breach), (ii) any rights that cannot be waived under applicable law, or (iii) any act(s) constituting willful and malicious behavior, fraud, misappropriation, embezzlement or that otherwise constitute a crime.

4.
Continuing Obligations

You acknowledge that you remain subject to your obligations under the Confidentiality Agreement and the Non-Competition and Non-Solicitation Agreement. You agree that after the Separation Date, you shall not represent that you are employed by or in any other service relationship with the Company, including without limitation on social media profiles and pages, such as LinkedIn.

The Confidentiality Agreement and the Non-Competition and Non-Solicitation Agreement, together with your obligations under the Company’s Insider Trading Policy and as set forth in Sections 4, 5, 6 and 8 of this Agreement, are referred to as the “Continuing Obligations.” Effective upon execution of this Agreement, the Company acknowledges that you are no longer (i) an “officer” under Section 16a-1(f) of the Securities Exchange Act of 1934, as amended of MarkForged Holding Corporation (“MHC”) nor (ii) an “Affiliate” (as defined in Rule 405 under the Securities Act of 1933, as amended) of MHC.

5.
Return of Property

You acknowledge and agree that you are required to return all Confidential Information (as defined in the Confidentiality Agreement) to the Company upon the earlier of the request of the Company or the Separation Date. For the avoidance of doubt, this Section 5 is in addition to, and not in lieu of, your obligations to the Company pursuant to the Confidentiality Agreement. By signing below, you acknowledge and agree that you will return to the Company on the earlier of the Separation Date or a request by the Company, without altering, copying, deleting or purging any files or documents that may contain Company information, all “Company Property,” which shall include, without limitation, all Company property and equipment in your possession, custody or control, including, without limitation, all files, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing the Company’s confidential information, and other materials of any nature pertaining to the Company’s confidential information and to your work, including, without limitation, any Company laptop or other computer equipment, keys and access cards and credit cards. After returning all such Company Property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you must return it to the Company immediately.

6.
Non-Disparagement

Subject to Section 7, you agree not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of its affiliates; its or their products or services; or any of its or their current or former officers, directors, shareholders, employees or agents. For its part, the Company agrees that its current Chief Executive Officer shall not make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning you, provided that nothing herein shall apply to truthful testimony in litigation or in connection with an internal or external investigation nor shall it limit the Chief Executive’s Officer’s ability to communicate in good faith about the business of the Company.

7.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to communicate or complain to any federal, state or local governmental agency or commission (a “Government Agency”) nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

8.
Cooperation

Consistent with the terms of your Employment Agreement, you agree to cooperate with the Company in (i) connection with the transition of your duties, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company, provided that the Board will make reasonable good faith efforts to limit your future involvement in litigation matters to the extent it is able to do so consistent with its fiduciary duties to the Company; (iii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information; or (iv) any other matters that the Board reasonably determines you have knowledge or information about based on your employment with the Company.

9.
Withholding; Tax Effect

All payments made by the Company to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

10.
Other Provisions
(a)
Breach of Agreement. If you breach any of your obligations under this Agreement (including, without limitation, the Continuing Obligations), then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your advisory role and your employment relationship for Cause (but if curable, only if you do not cure said breach within thirty (30) days of receiving written notice from the Company detailing same). Any such termination shall not affect your Continuing Obligations. In addition, you agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the Continuing Obligations, and that money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. Likewise, the Company agrees that if it breaches this Agreement and, if curable, it does not cure said violation within thirty (30) days of receiving written notice from you detailing same, in addition to all other remedies available to you at law, you shall be entitled to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage you and without the necessity of posting a bond.
(b)
Absence of Reliance; Non-Admission. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company. You understand that by entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.
(c)
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
(d)
Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.
(e)
Interpretation. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(f)
Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
(g)
Jurisdiction. You and the Company hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, you (a) submit to the exclusive personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process
(h)
Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including, without limitation, the Employment Agreement and any prior offer letters between you and the Company (including, without limitation, the initial offer letter that you signed with the Company upon commencing employment, the first addendum to the offer letter dated as of August 9, 2017 and the second addendum to the offer letter dated as of November 1, 2019), except that the Preserved Agreements, the Equity Documents (including, without limitation, the Restricted Stock Award Notice under the MarkForged, Inc. 2013 Stock Option and Grant Plan dated December 4, 2013 and the Restricted Stock Agreement under the MarkForged, Inc. 2013 Stock Option and Grant Plan between you and the Company), the Confidentiality Agreement, the Non-Competition and Non-Solicitation Agreement and the Indemnification Agreement remain in full force and effect in accordance with their terms.
(i)
Effective Date. You acknowledge and agree that the Company advises you to consult with an attorney before signing this Agreement, and that you have in fact consulted with an attorney. To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned no later than January 12, 2022 at 1:00 PM EST. This Agreement shall become effective on the date that it is fully executed by both parties (the “Effective Date”).
(j)
Successors and Assigns. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.
(k)
Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

[signature page follows]

Please indicate your agreement to the terms of this Agreement by signing and returning it within the time period set forth above. We wish you the very best in the future.

Very truly yours,

MARKFORGED, INC.

/s/ Stephen Karp
Stephen Karp
General Counsel
Markforged, Inc.

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ David Benhaim
David Benhaim